SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EXELIXIS, INC.
 (Name of Registrant as Specified in its Charter)

__________________________________________________________________________
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EXELIXIS, INC.
170 Harbor Way
South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 25, 2000

To the Stockholders of Exelixis, Inc.:

Notice Is Hereby Given that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, July 25, 2000 at 8:00 a.m., local time, at the Company's offices located at 170 Harbor Way, South San Francisco, California 94080 for the following purposes:

  To elect three Class I directors to hold office until the 2003 Annual Meeting of Stockholders.

  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on June 12, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Glen Y. Sato
Secretary

South San Francisco, California
June 19, 2000

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may also be able to submit your proxy over the Internet or by telephone, please refer to the information provided with your proxy card.

EXELIXIS, INC.
170 Harbor Way
South San Francisco, CA 94080

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
July 25, 2000

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Exelixis, Inc., a Delaware corporation ("Exelixis" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, July 25, 2000, at 8:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 170 Harbor Way, South San Francisco, California 94080. The Company intends to mail this proxy statement and accompanying proxy card on or about June 19, 2000, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company's common stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of Common Stock at the close of business on June 12, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on June 12, 2000, the Company had outstanding and entitled to vote 44,402,989 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Voting Via the Internet or by Telephone

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the Company's proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at (www.proxyvote.com).

Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 170 Harbor Way, South San Francisco, California 94080, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Relationship with Independent Accountants

The firm of PricewaterhouseCoopers LLP ("PWC") has been selected by the Board of Directors to be the Company's independent accountants for the fiscal year ending December 31, 2000.

The financial statements of the Company for the fiscal year ended December 31, 1999 have been audited and reported upon by PWC. PWC also preformed tax services for the Company during fiscal 1999.

A representative of PWC is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative will be able to respond to appropriate questions from stockholders.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is February 21, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not earlier than April 26, 2001 and not later than May 26, 2001. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Proposal 1

Election of Class I Directors

The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

The Board of Directors is presently composed of ten members. There are three directors in Class I, the class whose term of office expires in 2000. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2003 Annual Meeting

Charles Cohen, Ph.D., age 49, has been a Director since November 1995. Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and is its Chief Scientific Officer. Dr. Cohen serves on the board of directors of Creative BioMolecules, Inc. and several private companies. Dr. Cohen holds a B.A. from State University of New York at Buffalo and a Ph.D. in Basic Medical Sciences from New York University School of Medicine.

Jürgen Drews, M.D., age 66, has been a Director since July 1998. Dr. Drews has been Chairman of the Board of International Biomedicine Management Partners, Inc., an investment firm, since October 1997. From 1996 to 1997, Dr. Drews served as President of Global Research for Hoffmann-La Roche Inc. and also served as a member of the Corporate Executive Committee of the Roche Group. From 1991 to 1995, Dr. Drews served as President of International Research and Development and as a member of the Corporate Executive Committee for Roche. Dr. Drews is also a director of Protein Design Labs, Inc., Human Genome Sciences, Inc. and MorphoSys GmbH. Dr. Drews holds an M.D. in Internal Medicine and Molecular Biology from the University of Heidelberg.

Geoffrey Duyk, M.D., Ph.D., age 41, has served as our Chief Scientific Officer since April 1997 and as a Director since April 1998. From 1994 to 1997, Dr. Duyk served at Millennium Pharmaceuticals, Inc., a genomics company, most recently as Vice President of Genomics. From 1992 to 1994, Dr. Duyk was an Assistant Professor in the Department of Genetics at Harvard Medical School and an Assistant Investigator of the Howard Hughes Medical Institute. While at Harvard Medical School, Dr. Duyk was a co-principal investigator in the NIH-funded Cooperative Human Linkage Center. Dr. Duyk holds a Ph.D. and M.D. from Case Western Reserve University and completed his residency and post-doctoral training at University of California, San Francisco.

The Board of Directors Recommends
a Vote in Favor of Each Named Nominee.

Class II Directors Continuing in Office Until the 2001 Annual Meeting

Jason S. Fisherman, M.D., age 43, has been a Director since March 1996. Dr. Fisherman has been a partner of Advent International Corporation, a venture capital firm, since 1994. From 1991 to 1994, Dr. Fisherman served as Senior Director of Medical Research at Enzon, where he managed clinical programs in oncology, genetic diseases and blood substitutes. Dr. Fisherman is a director of Mediconsult.com, Inc., ILEX Oncology, Inc. and several private companies. Dr. Fisherman holds a B.A. in Molecular Biophysics and Biochemistry from Yale University, an M.D. from the University of Pennsylvania and an M.B.A. from the Wharton Graduate School of Business.

Jean-Francois Formela, M.D., age 44, has been a Director since September 1995. Dr. Formela was a partner of Atlas Venture, a venture capital firm, from 1993 to 1995, and has been a general partner of Atlas since 1995. From 1989 to 1993, Dr. Formela served at Schering-Plough Corporation, most recently as Senior Director, Medical Marketing and Scientific Affairs, where he had biotechnology licensing and marketing responsibilities. Dr. Formela serves on the board of directors of BioChem Pharma, Inc. and several private companies. Dr. Formela holds an M.D. from Paris University School of Medicine and an M.B.A. from Columbia Business School.

Edmund Olivier de Vezin, age 62, has been a Director since July 1997. Mr. Olivier has been a General Partner of Oxford BioScience Partners, a venture capital firm, and general partner of Fairfield/Steuben Venture Partners since 1993. From 1983 to 1993, Mr. Olivier served as Vice President of Technology and Planning at Diamond Shamrock. Mr. Olivier is a Life Fellow and a Member of the National Council of the Salk Institute and a former Chairman of the Biotechnology Venture Investors Group. Mr. Olivier holds a B.S. in Chemical Engineering from Rice University and an M.B.A. from Harvard University Graduate School of Business.

Class III Directors Continuing in Office Until the 2002 Annual Meeting

Stelios Papadopoulos, Ph.D., age 52, has been a Director since December 1994 and Chairman of the Board since January 1998. Dr. Papadopoulos has been an investment banker at SG Cowen since February 2000. Prior to this, Dr. Papadopoulos was an investment banker at PaineWebber from April 1987 to February 2000, and Chairman of PaineWebber Development Corp., a PaineWebber subsidiary, from June 1998 to February 2000. Dr. Papadopoulos is a member of the Board of Directors of Diacrin, Inc. and several private companies. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University.

George A. Scangos, Ph.D., age 52, has served as our President and Chief Executive Officer since October 1996 and as a Director since October 1996. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos is a member of the Board of Directors of Onyx Pharmaceuticals, Inc. and a private company. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. He was a Post-Doctoral Fellow at Yale University and a faculty member at the Johns Hopkins University. He currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University.

Peter Stadler, Ph.D., age 55, has been a Director since April 1998. Dr. Stadler has been President and Chief Executive Officer of Artemis Pharmaceuticals, GmbH since June 1998. From 1987 to 1997, Dr. Stadler was head of pharma- biotechnology at Bayer AG. From 1986 to 1987, Dr. Stadler served as a visiting scientist at the University of Munster, Germany and the Massachusetts Institute of Technology in the area of biotechnology. Dr. Stadler holds a Ph.D. in Organic Chemistry and Biochemistry from the University of Hamburg.

Lance Willsey, M.D., age 39, has been a Director since April 1997. Dr. Willsey has been a Founding Partner of DCF Capital, a hedge fund focused on investing in the life sciences, since July 1998. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was an urology resident from July 1992 to July 1996. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D. from Wayne State University.

Board Committees and Meetings

During the fiscal year ended December 31, 1999, the Board of Directors held six meetings and acted by unanimous written consent three times. The Board has an Audit Committee and a Compensation Committee.

Our Audit Committee was established in January 2000 in connection with our initial public offering to oversee our internal accounting controls and consult with, and review the services provided by, our independent accountants. The Audit Committee will meet with the Company's independent accountants at least quarterly to review the results of the quarterly review and annual audit and discuss the financial statements, recommend to the Board the independent accountants to be retained and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Drs. Fisherman, Formela and Papadopoulos.

Our Compensation Committee was established in January 2000 in connection with our initial public offering and reviews and recommends to the Board of Directors the compensation and benefits of all our officers, establishes and reviews general policies relating to compensation and benefits of our employees that also includes executive officers and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee is composed of three non-employee directors: Mr. Olivier and Drs. Cohen and Papadopoulos.

During the fiscal year ended December 31, 1999, all directors except Edmund Olivier De Vezin attended at least 75% or more of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our outstanding common stock as of March 31, 2000 (assuming the 4-to-3 reverse stock split and conversion of all the outstanding shares of preferred stock into common stock upon the closing of our initial public offering and to reflect the sale of shares in connection with our initial public offering completed on April 14, 2000, but excluding shares sold in connection with the exercise of the underwriters' overallotment option) by:

  each director and nominee for director;

  each of the executive officers named in the Summary Compensation Table;

  all executive officers and directors of the Company as a group; and

  all those known by the Company to be beneficial owners of more than five percent of our common stock.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2000 as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentage ownership in the following table is based on 33,665,662 shares of common stock outstanding as of March 31, 2000, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of our initial public offering, and 42,765,662 shares of common stock outstanding immediately following the completion of the initial public offering, but excluding shares sold in connection with the exercise of the underwriters' over allotment option. Unless otherwise indicated, the address of each individual listed in the table is in care of Exelixis, Inc., 170 Harbor Way, South San Francisco, California 94080.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percent of Total (%)
Directors and Executive Officers
George A. Scangos, Ph.D. (1)	1,977,750	4.6
Geoffrey Duyk, M.D., Ph.D. (2)	1,218,749	2.8
Lloyd M. Kunimoto (3)	262,500	*
Glen Y. Sato (4)	243,749	*
Lynne Zydowsky, Ph.D.	109,762	*
Stelios Papadopoulos, Ph.D.	348,213	*
Charles Cohen, Ph.D. (5)	355,713	*
Jurgen Drews, M.D. (6)	1,250,000	3.0
Jason S. Fisherman, M.D. (7)	1,730,997	4.1
Jean-Francois Formela, M.D. (8)	4,023,736	9.4
Edmund Olivier de Vezin (9)	2,153,924	5.0
Lance Willsey, M.D.	37,500	*
Peter Stadler, Ph.D. (10)	225,000	*
5% Stockholders
Atlas Ventures (8)	4,023,736	9.4
Oxford Bioscience Partners (9)	2,153,924	5.0
Pharmacia & Upjohn AB (11)	1,875,000	4.4
Advent International Group (7)	1,730,997	4.1
Hambrecht & Quist Capital Management, Inc. (12)	1,687,500	4.0
All directors and executive officers as a group (15 persons) (13)	14,076,343	32.6

__________________________

* Less than one percent.

  Includes 121,212 shares held by George A. Scangos, Trustee of The Leslie S. Wilson Grantor Annuity Trust, 4,875 shares held by Clare Springs, Trustee of The Jennifer Scangos Trust and 4,875 shares held by Clare Springs, Trustee of The Katherine Scangos Trust. Includes 732,812 shares that Exelixis has the right to repurchase within 60 days of March 31, 2000.

  Includes 17,137 shares held by Geoffrey M. Duyk and Ulrike Barbara Wolter, Trustees of The Duyk 2000 Irrevocable Trust dated 2/21/00, 4,275 shares held by Geoffrey M. Duyk and Ulrike Barbara Wolter, Trustees of The Charles Duyk Trust dated 2/21/00, 22,500 shares held by Ulrike Barbara Wolter, Trustee of The Geoffrey M. Duyk Irrevocable Trust dated 2/21/00 and 75,000 shares held by Geoffrey M. Duyk, Trustee of The Geoffrey M. Duyk Annuity Trust dated 2/21/00. Also includes 168,750 shares Dr. Duyk has the right to acquire pursuant to an option exercisable within 60 days of March 31, 2000 of which Exelixis has the right to repurchase 543,750 shares within 60 days of March 31, 2000.

  Consists of 262,500 shares that Exelixis has the right to repurchase within 60 days of March 31, 2000.

  Consists of 243,749 shares that Exelixis has the right to repurchase within 60 days of March 31, 2000.

  Includes 107,142 shares held by Creative BioMolecules, Inc. and 53,571 shares issuable upon exercise of a warrant held by Creative BioMolecules, Inc. within 60 days of March 31, 2000. Dr. Cohen is a director of Creative BioMolecules, Inc. and disclaims beneficial ownership of these shares. Creative BioMolecules, Inc. is located at 101 Huntington Avenue, Suite 2400, Boston, MA 02199.

  Consists of 1,250,000 shares held by FEI Biomedicine Private Equity Holding Inc., an investment company managed by International Biomedicine Management Partners Inc. ("IBMP"). Dr. Drews is the Chairman of the Board of IBMP and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. IBMP is located at House of Commerce, Aeschenplatz 7, Basel, Switzerland.

  Includes 1,192,380 shares held by Rovent II L.P., 298,095 shares held by Advent Performance Materials, L.P., 170,341 shares held by Adwest L.P., 66,432 shares held by Advent Partners L.P. and 3,750 shares held by Advent International Investors II, L.P. Advent International Corporation, the venture capital firm that is the manager of the funds affiliated with Advent International Group, exercises sole voting and investment power with respect to all shares held by these funds. Dr. Fisherman is a partner of Advent International Corporation and disclaims beneficial ownership of these shares except for 17,053 shares that are indirectly beneficially owned by Dr. Fisherman. Advent International Corporation is located at 75 State Street, Boston, MA 02109.

  Consists of 2,682,763 shares held by Atlas Venture Fund II, L.P. and 1,340,973 shares held by Atlas Venture Europe Fund B.V. Atlas Venture Fund II, L.P. and Atlas Venture Europe Fund B.V. are part of the Atlas Venture, a group of funds under common control. Dr. Formela is a general partner of Atlas Venture. No general partner of Altas Venture is deemed to have voting and investment power with respect to such shares, and Dr. Formela disclaims beneficial ownership of these shares. Atlas Venture is located at 222 Berkeley Street, Suite 1950, Boston, MA 02116.

  Consists of 1,473,102 shares held by Oxford Bioscience Partners, L.P., 408,678 shares held by Oxford Bioscience Partners (Bermuda) L.P., 182,144 shares held by Oxford Bioscience Partners (Adjunct) L.P. and 90,000 shares held by Oxford Bioscience Management Partners. Mr. Olivier is a general partner of Oxford Bioscience Partners and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares. Oxford Bioscience Partners is located at 650 Town Center Drive, Suite 810, Costa Mesa, CA 92626.

  Includes 187,500 shares Dr. Stadler has the right to acquire pursuant to an option exercisable within 60 days of March 31, 2000 of which Exelixis has the right to repurchase 89,062 shares within 60 days of March 31, 2000.

  Pharmacia Corporation (formerly Pharmacia & Upjohn) is entitled to additional shares of common stock by virtue of an interest free loan of $7.5 million made to Exelixis in 1999 that is evidenced by a convertible promissory note. The promissory note must be converted into shares of our common stock during the two-year period following our initial public offering at a price per share equal to 120% of the initial public offering price, the time of such conversion prior to March 2002 to be determined by Pharmacia Corporation.

  Consists of 937,500 shares held by Hambrecht & Quist Healthcare Investors and 750,000 held by Hambrecht & Quist Life Science Investors, closed-end registered investment companies for which Hambrecht & Quist Capital Management, Inc. ("HQCM") is the investment adviser. HQCM is wholly owned by Chase H&Q Group, which is owned by the Chase Manhattan Bank. HQCM is located at 50 Rowes Wharf, Boston, MA 02110.

  Total number of shares includes 9,265,799 shares of common stock held by entities affiliated with directors and executive officers, 409,821 shares issuable upon the exercise of options and warrants within 60 days of March 31, 2000 and 2,010,623 shares that Exelixis has the right to repurchase within 60 days of March 31, 2000. See footnotes 1 through 10 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Because the Company was not a registrant under the 1934 Act, no reports were required to be filed by officers, directors and greater than ten percent owners under Section 16(a).

Executive Compensation

Director Compensation

Directors currently receive no cash compensation from us for their services as members of the Board or for attendance at committee meetings. In January 2000, we adopted the 2000 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of common stock to our directors who are not employees of Exelixis or of any affiliate of Exelixis. All employee non-directors received an initial option to purchase 25,000 shares of common stock effective April 10, 2000. Starting at the 2000 Annual Meeting, all non-employee directors will receive an annual option to purchase 5,000 shares of common stock. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code. The exercise price of options granted under the Directors' Plan is equal to 100% of the fair market value of our common stock on the grant date. The initial grants for 25,000 shares are exercisable immediately but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual grants for 5,000 shares are exercisable immediately but will vest monthly over the following year. If the non-employee director is appointed to the Board after the annual meeting, the annual grant will be pro rated. As long as the optionholder continues to serve with us or with an affiliate of ours, the option will continue to vest and be exercisable during its term. When the optionholder's service terminates, we will have the right to repurchase any unvested shares at the original exercise price, without interest. The option term is ten years, but terminates three months after the optionholder's service terminates. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, any surviving entity will either assume or replace all outstanding options under the Directors' Plan. Otherwise, the vesting of the options will accelerate.

Executive Compensation

The following table sets for information concerning the compensation that we paid during 1999 to our Chief Executive Officer and each of the four other most highly compensated executive officers who earned more than $100,000 during 1999. These individuals are referred to as the "Named Executive Officers." As permitted by the rules promulgated by the SEC, no amounts are shown for 1998 and 1997.

Summary Compensation Table
	Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Salary	Bonus	Securities Underlying Options
George A. Scangos, Ph.D. President and Chief Executive Officer	$400,000	$250,000(1)	600,000
Geoffrey Duyk, M.D., Ph.D. Chief Scientific Officer	290,000	162,000 (2)	375,000
Lloyd M. Kunimoto (3) Senior Vice President of Business Development	87,500	71,875	262,500
Glen Y. Sato (4) Chief Financial Officer, Vice President of Legal Affairs and Secretary	30,962	__	243,750
Lynne Zydowsky, Ph.D. (5) Vice President, Pharmaceutical Business Development	162,500	48,000 (6)	90,000

__________________________

  Includes a 1998 bonus of $50,000 that was paid in 1999.
  Includes a 1998 bonus of $87,000 that was paid in 1999.
  Mr. Kunimoto joined the Company in August 1999. Mr. Kunimoto's annual salary is $210,000.
  Mr. Sato joined the Company in November 1999. Mr. Sato's annual salary is $210,000.
  Dr. Zydowsky left her position with the Company as Vice President, Pharmaceutical Business Development in January 2000.
  Includes a 1998 bonus of $20,000 that was paid in 1999.

Stock Option Grants and Exercises

The Company grants options to its executive officers under its 2000 Equity Incentive Plan, which was approved by the stockholders on March 15, 2000 and under which no grants were made prior to our initial public offering. Prior to April 2000, the Company granted options to its executive officers under the 1997 Equity Incentive Plan and 1994 Employee, Director and Consultant Stock Plan. Accordingly, then prior to April 10, 2000, there were no outstanding options to purchase shares under the 2000 Equity Incentive Plan and three million (3,000,000) shares remained available for grant thereunder. As of December 31, 1999, under the 1997 Equity Incentive Plan and 1994 Employee, Director and Consultant Stock Plan, options to purchase 4,504,027 shares of common stock were outstanding under these plans and options to purchase 2,353,889 shares of common stock had been exercised.

Our 1997 Equity Incentive Plan was terminated for purposes of new option grants in January 2000. Our 1994 Employee, Director and Consultant Stock Plan was terminated for purposes of new option grants in September 1997. Each of the plans remains in effect as to outstanding options granted under that plan.

Option Grants in Fiscal Year 1999

The following table sets forth each grant of stock options during the fiscal year ended December 31, 1999, to each of the Named Executive Officers.

The exercise price of each option granted in 1999 was equal to the estimated fair market value of the Company's common stock as determined by the Board of Directors on the date of grant. In determining the estimated fair market value of our common stock on the date of grant our Board of Directors considered many factors, including:

  the fact that our options involved illiquid securities in a nonpublic company;

  prices of preferred stock issued by Exelixis to outside investors in arm's-length transactions;

  the rights, preferences and privileges of our preferred stock over our common stock;

  our stage of development and business strategy;

  valuations of publicly traded comparable biotech companies; and

  the likelihood that our common stock would become liquid through an initial public offering, a sale of Exelixis or another event.

The exercise price may be paid in cash, promissory notes, shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

The potential realizable value of our options is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

  multiplying the number of shares of common stock subject to a given option by the initial public offering price of $13.00 per share;

  assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

  subtracting from that result the aggregate option exercise price.

Percentages shown under "Percent of Total Options Granted to Employees in 1999" are based on an aggregate of 2,892,202 (post-split) options granted to our employees, consultants and directors under our stock option plans during 1999.
Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 1999(%)	Exercise Price per Share ($)	Expiration Date
					5%	10%
George A. Scangos, Ph.D.	375,000	12.97	0.27	08/04/09	7,461,475	11,393,745
	225,000	7.78	1.33	12/16/09	4,238,385	6,597,747
Geoffrey Duyk, M.D., Ph.D.	225,000	7.78	0.27	08/04/09	4,476,885	6,836,247
	150,000	5.19	1.33	12/16/09	2,825,590	4,398,498
Lloyd M. Kunimoto	225,000	7.78	0.27	08/01/09	4,476,885	6,836,247
	37,500	1.33	1.33	12/16/09	706,398	1,099,624
Glen Y. Sato	243,750	8.43	0.40	11/07/09	4,818,074	7,373,944
Lynn Zydowsky, Ph.D.	60,000	2.07	0.27	06/03/09	1,193,836	1,822,999
	30,000	1.04	0.40	10/31/09	593,018	907,600

Option Values at December 31, 1999

The following table sets forth the number and value of securities underlying unexercised options that are held by each of the named executive officers as of December 31, 1999.

Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 1999" are based on the initial public offering price of $13.00, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 1999(1)		Value of Unexercised In-the-Money Options at December 31, 1999(1)
			Exercisable/Vested	Exercisable/Unvested	Exercisable/Vested	Exercisable/Unvested
George A. Scangos, Ph.D.	--	--	196,094	666,406	2,496,277	8,244,848
Geoffrey Duyk, M.D., Ph.D.	--	--	123,047	420,703	1,566,388	5,196,549
Lloyd M. Kunimoto	--	--	--	262,500	--	3,301,875
Glen Y. Sato	62,500	58,125	--	181,250	--	2,283,750
Lynn Zydowsky, Ph.D.	42,263	30,743	--	96,487	--	1,224,744
(1) All options are exercisable upon grant but the underlying shares are subject to a right of repurchase by Exelixis until vested.

Employment Severance and Change of Control Agreements

At the time of commencement of employment, our employees generally sign offer letters specifying basic terms and conditions of employment. In general, our employees are not subject to written employment agreements. Each officer and employee has entered into a standard form agreement with respect to confidential information and invention assignment that provides that the employee will not disclose any confidential information of Exelixis received during the course of employment and that, with some exceptions, the employee will assign to Exelixis any and all inventions conceived or developed during the course of employment.

In September 1996, we entered into an agreement with George Scangos in connection with his appointment as President and Chief Executive Officer of Exelixis. The agreement provides that Dr. Scangos' term of employment will be renewed automatically each year unless either party provides written notice of its intention not to renew. In the event that Dr. Scangos' employment is terminated without cause, he may receive up to six months base salary and bonus, together with all benefits. The agreement also provides that in the event of a merger or sale of more than 50% of Exelixis' assets, Dr. Scangos' unvested stock options shall automatically accelerate and vest in full.

In April 1997, we entered into an agreement with Geoffrey Duyk in connection with his appointment as Chief Scientific Officer and Senior Vice President of Research and Development. The agreement provides that Dr. Duyk's term of employment will be renewed automatically each year unless either party provides written notice of its intention not to renew. In the event that Dr. Duyk's employment is terminated without cause, he may receive up to six months base salary and any declared but unpaid bonus as of the date of termination, together with all benefits. The agreement also provides that in the event of a change of control, Dr. Duyk's unvested stock options shall automatically accelerate and vest in full.

In October 1999, we entered into an agreement with Glen Sato in connection with his appointment as Chief Financial Officer and Vice President of Legal Affairs. The agreement provides that in the event that Mr. Sato's employment is terminated without cause, he will receive six months base salary and benefits.

Report of the Compensation Committee of the Board of Directors
on Executive Compensation

The Compensation Committee of the Board of Directors (the "Committee"), composed of three outside directors, was formed in January 2000. The Committee is responsible for the administration of the Company's executive compensation programs. These programs include base salary and annual bonuses for officers as well as long-term incentive compensation programs. The Company's compensation programs are designed to provide a competitive level of total compensation and include significant incentive and equity ownership opportunities directly linked to the Company's performance and stockholder return.

Compensation Philosophy. The Company's overall executive compensation philosophy is based on the following principles:

  to provide competitive levels of total compensation which will enable the Company to attract and retain the best possible executive talent;

  to motivate executives to achieve superior results for the Company;

  to align the financial interests of executives and stockholders through equity-based plans; and

  to provide a compensation program that recognizes individual contributions as well as overall business results.

Compensation Program. The Committee is responsible for reviewing and recommending to the Board the compensation of all officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The Committee is also responsible for the administration of the 2000 Equity Incentive Plan (the "2000 Option Plan"). There are three major components to the Company's executive compensation: base salary, potential annual cash bonus and potential long-term compensation in the form of stock options. The Committee considers the total current and potential compensation of each executive officer in establishing each element of compensation.

  Base Salary. In setting compensation levels for executive officers, initial salaries are based on negotiations between the particular executive officer and the Chief Executive Officer, as approved by the Committee. Since 1999, the annual reviews of executive officers has occurred in the fourth quarter of the year. The Committee reviews competitive information relating to compensation levels for comparable positions at medical product, biotechnology and high technology companies as well as the compensation levels of other executive officers in the Company. Historically, the Committee has relied on general industry survey information for these companies. In addition, the Committee may, from time to time, hire compensation and benefit consultants to assist in developing and reviewing overall salary strategies. Individual executive officer base compensation may vary based on seniority in position, assessment of individual performance, salary relative to internal and external equity and the significance of the position relative to the success of the Company.

  Annual Cash Bonus. The Committee annually reviews each executive officer's bonus by executive officer position and the performance of the Company as well as the individual. Payment of cash bonuses is tied to the accomplishment of corporate milestones and to each individual officer's year-end performance review.

  Long-Term Incentive Program. The Company's 2000 Option Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of the Company's common stock at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to the Company's executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. The Committee believes that stock- based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of the Company's equity as well as encouraging executives to remain employed by the Company.

  Benefits. The Company provides benefits to the executive officers that are generally available to all employees of the Company. The amount of executive level benefits and perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation for each executive officer, did not exceed 10% of total salary and bonus for that individual in the calendar year 1999.

Compensation for the Chief Executive Officer. In determining Dr. Scangos' salary for 1999, the Committee reviewed and considered his historical compensation level, the number and nature of the transactions entered into by the Company in 1999, the achievement of key scientific and research goals as well as the compensation levels of other executives in peer companies, taking into account Dr. Scangos' experience and knowledge. The Committee determined that it was appropriate to increase Dr. Scangos' base salary from $325,000 to $400,000. In addition, for his performance in 1999, the Committee awarded Dr. Scangos a bonus of $250,000 as well as a stock option grant of 225,000 shares of Common Stock.

Section 162(m) of The Internal Revenue Code Limitations on Executive Compensation. In 1993, Section 162(m) was added to the United States Internal Revenue Code of 1986, as amended, (the "Code"). Section 162(m) may limit the Company's ability to deduct for United States federal income tax purposes, compensation in excess of $1,000,000 paid to the Company's Chief Executive Officer and its four other highest paid executive officers in any one fiscal year. No executive officer of the Company received any such compensation in excess of this limit during fiscal 1999.

Conclusion. It is the opinion of the Committee that the aforementioned compensation policies and structures provide the necessary incentives to properly align the Company's corporate economic performance and the interests of the Company's stockholders with progressive, balanced and competitive executive total compensation practices in an equitable manner.

Respectfully submitted,

The Compensation Committee of the Board of Directors
Charles Cohen, Edmund Olivier de Vezin and Stelios Papadopoulos

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been an officer or employee of Exelixis. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

Drs. Formela, Papadopoulos and Scangos serve as members of the Shareholders' Committee of Artemis, the governing board of Artemis responsible for compensation decisions. Dr. Stadler, a member of our Board, is Chief Executive Officer of Artemis.

Certain Transactions

Indemnification Agreements. In connection with our initial public offering, we adopted and filed an amended and restated certificate of incorporation and restated bylaws. As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  any breach of duty of loyalty to us or our stockholders;

  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  unlawful payment of dividends or unlawful stock repurchases or redemptions; or

  any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any office, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us, arising out of such person's services as a director or executive officer with respect to Exelixis, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Indebtedness of Management. In January 1998, we entered into a loan agreement with George Scangos, President, Chief Executive Officer and a director, in the amount of $150,000. The loan has an interest rate of 6.13% and matures on January 19, 2003. Pursuant to the terms of the loan agreement, the loan may be forgiven under certain circumstances.

In January 1998, we entered into a loan agreement with Geoffrey Duyk, Chief Scientific Officer, Senior Vice President of Research and Development, and a director, in the amount of $90,000. The loan has an interest rate of 6.13% and matures on January 16, 2003. Pursuant to the terms of the loan agreement, the loan may be forgiven under certain circumstances.

In March 1999, we entered into a loan agreement with Lynne Zydowsky, former Vice President, Pharmaceutical Business Development, in the amount of $150,000. The loan has an interest rate of 5.5% and matures on the earlier of 181 days after the closing of our initial public offering or upon the financing of a new business venture employing Dr. Zydowsky.

In January 2000, we entered into a loan agreement with Glen Sato, Chief Financial Officer, Vice President, Legal Affairs and Secretary, in the amount of $72,500. The loan has an interest rate of 6.5% and matures on the earlier of January 27, 2004 or the sale of vested shares of our common stock purchased pursuant to the note.

In February 2000, we entered into loan agreements with George Scangos, President, Chief Executive Officer and a director, Geoffrey Duyk, Chief Scientific Officer, Senior Vice President of Research and Development and a director, Lloyd Kunimoto, Senior Vice President, Business Development, Michael Morrisey, Vice President, Discovery Research, and Michael Rusnak, Vice President, Pharmaceutical Business Development, in the amounts of $470,000, $260,000, $110,000, $110,000 and $75,000, respectively. The loans have an interest rate of 6.5% and mature on the earlier of February 3, 2004 or the sale of vested shares of our common stock purchased pursuant to the notes.

Artemis. In 1998, we purchased a minority interest in Artemis Pharmaceuticals GmbH, a genetics company located in Cologne, Germany, focusing on the study of vertebrate model genetic systems such as mice and zebrafish. As of March 31, 2000, we owned 24% of the outstanding equity of Artemis, and, pursuant to a shareholder's agreement, we have appointed three of the five members of the Artemis shareholders' governing board. We have agreed in principle with Artemis, and Artemis received shareholder consent, to amend the shareholders' agreement to increase the size of the Artemis shareholders' governing board to six members, of which we will have the right to appoint three members.

In September 1998, we entered into a five-year cooperation agreement with Artemis under which we agreed to share technology and business opportunities as they arise. While either party may terminate this agreement at any time, we believe that it provides a significant opportunity to access complementary genetic research. In addition to developing zebrafish and mouse model system technology, Artemis is studying cartilage biology, angiogenesis and cardiovascular biology. We and Artemis have developed an integrated research approach in the field of angiogenesis and are jointly marketing this capability.

Other. Stelios Papadopoulos, a director of the Company, has been a managing director at SG Cowen Securities Corporation since February 2000. In January 2000, we engaged SG Cowen Securities Corporation to provide services for the Company, including providing investment banking and financial advising services during our initial public offering.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Glen Y. Sato
Secretary

June 19, 2000

A copy of the Company's Registration Statement on Forms S-1, as amended, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 170 Harbor Way, South San Francisco, California 94080.

EXELIXIS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON July 25, 2000

The undersigned hereby appoints George A. Scangos and Glen Y. Sato, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at the Company's executive offices, located at 170 Harbor Way, South San Francisco, California 94080 on Tuesday, July 25, 2000, at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Management recommends a vote for the nominees for director listed below.

Proposal 1: To elect three Class I directors to hold office until the 2003 Annual Meeting of Stockholders.
☐	For all nominees listed below (except as specified to the contrary below).	☐	Withhold Authority to vote for all nominees listed below.

Nominees: Charles Cohen, Jürgen Drews and Geoffrey Duyk

To withhold authority to vote for any nominee(s) write such nominee(s)' name(s) below:

(Continued and to be signed on other side)

(Continued from other side)
Dated _________________	______________________________________

______________________________________
SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.